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EXHIBIT 5.1

[Simpson Thacher & Bartlett LLP Letterhead]

September 29, 2003

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to Lehman Brothers Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of shares of common stock, par value $0.10 per share (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of July 21, 2003, as amended (the “Merger Agreement”), among the Company, Ruby Acquisition Company, a Delaware corporation and a wholly owned subsidiary of the Company, and Neuberger Berman Inc., a Delaware corporation (“Neuberger”). Upon consummation of the merger, each outstanding share of common stock of Neuberger will be converted into the right to receive $9.49 in cash and a fraction of a share of common stock of the Company, all as more fully described in the Registration Statement.

We have examined the Registration Statement, a form of the share certificate and the Merger Agreement, each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP